Exhibit 2.1

AGREEMENT AND PLAN OF MERGER OF
GRANDE COMMUNICATIONS HOLDINGS, INC.,
A Delaware corporation
INTO
RIO HOLDINGS, INC.,
A Nevada corporation

This Plan of Merger (this “Agreement”) is by and between Grande Communications Holdings, Inc., a Delaware corporation, sometimes referred to in this Agreement as “Grande Holdings” and Rio Holdings, Inc., a Nevada corporation and wholly-owned subsidiary of Grande Holdings, (“Rio Holdings”).  The parties to this Agreement are collectively referred to in this Agreement as the “Constituent Companies.”

ARTICLE I
PLAN OF MERGER

1.01.           Adoption of Plan.  This Agreement of Grande Holdings and Rio Holdings has been adopted by their respective board of directors and is being entered into in accordance with the provisions of Delaware General Corporation Law (the “DGCL”) and Chapter 92A of the Nevada Revised Statutes (the “NRS”).  The board of directors of Grande Holdings will submit this Agreement to the stockholders of Grande Holdings for their approval in accordance with the DGCL and its Restated Certificate of Incorporation and Bylaws and Grande Holdings will approve this Agreement by written consent as the sole stockholder of Rio Holdings.

1.02.           The Merger.  At the Effective Time (as defined in Section 1.02 hereof), in accordance with this Agreement pursuant to Section 92A.180 of the NRS and Section 253 of the DGCL, Grande Holdings shall be merged with and into Rio Holdings (the “Merger”), the separate existence of the Grande Holdings shall cease, and Rio Holdings shall continue as the surviving corporation (the “Surviving Corporation”), governed by the laws of the State of Nevada.

1.03.           Effect of the Merger. At the Effective Time, the Surviving Corporation shall succeed, without other transfer, to all the rights, privileges, powers, franchises, equipment, and property of each of the Constituent Companies, and the Surviving Corporation shall be subject to all the debts, liabilities and obligations of each of the Constituent Companies, in the same manner as if the Surviving Corporation had itself incurred the debts and liabilities.  All rights of creditors and all liens on the property of any Constituent Company, if any, shall remain in force with respect to property affected by such liens immediately prior to the Merger.  The Surviving Corporation shall be responsible for payment of all fees and franchise taxes of the Constituent Companies payable to the State of Delaware and State of Nevada, if any.  The Surviving Corporation shall carry on business with the assets of the Constituent Companies as the Constituent Companies existed immediately prior to the Merger.

1.04.           Consummation of the Merger.  As soon as practicable after satisfaction of the conditions set forth in Article II hereof, Rio Holdings shall cause the merger to be consummated by filing articles of merger with the Nevada Secretary of State pursuant to the NRS, in such form as required by and executed in accordance with the relevant provisions of the NRS (the “Articles of Merger”) and a certificate of ownership and merger with the Delaware Secretary of State pursuant to the Delaware General Corporation Law.  The date of the filing of the Articles of Merger with the Nevada Secretary of State shall be the “Effective Date” and the time of the filing of the Articles of Merger with the Nevada Secretary of State shall be the “Effective Time.”

ARTICLE II
CONDITIONS TO MERGER; TERMINATION OR AMENDMENT

2.01.           Conditions to Merger.  The obligations of the Constituent Companies to effect the Merger is subject to the satisfaction or waiver of the following conditions:

(a)               The Merger shall have been approved by the stockholders of Grande Holdings in accordance with the applicable provisions of the DGCL, its Restated Certificate of Incorporation and Bylaws.

(b)               The Merger shall have been approved by Grande Holdings as the sole stockholder of Rio Holdings in accordance with the applicable provisions of the NRS;

(c)               The transactions contemplated by the Recapitalization Agreement, dated as of August 27, 2009, by and among Grande Holdings, Grande Communications Networks, Inc., a Delaware corporation and wholly-owned subsidiary of Grande Holdings, ABRY Partners VI, L.P., a Delaware limited partnership, Grande Investment L.P., a Delaware limited partnership, Grande Parent LLC, a Delaware limited liability company, and ABRY Partners, LLC, a Delaware limited liability company, shall have been consummated.

2.02.           Termination. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the board of directors of either Grande Holdings or Rio Holdings or both, notwithstanding the approval of this Agreement or the Merger by the stockholders of Grande Holdings or Rio Holdings.

2.03.           Amendment.  The board of directors of the Constituent Companies may amend this Agreement by mutual written consent at any time prior to the Effective Time, in accordance with and to the extent permitted by Section 251 of the DGCL and Section 92A.120 of the NRS.

ARTICLE III
MANNER AND BASIS OF CONVERTING INTERESTS

3.01.           Cancellation of Rio Holdings Stock.  Immediately prior to the Effective Date, each share of the stock of Rio Holdings that is owned by Grande Holdings shall automatically be cancelled and retired and shall cease to exist.

3.02.           Conversion of Stock.  As of the Effective Date, by virtue of the Merger and without any action on the part of the holders of any of the capital stock of Grande Holdings, the merger will have the following effects on the capital stock of Grande Holdings:

(a)               Each share of Series A Preferred Stock, par value $0.001 per share, of Grande Holdings issued and outstanding immediately prior to the Effective Time will be converted into one (1) share of Series A Preferred Stock of Rio Holdings;

(b)               Each share of Series B Preferred Stock, par value $0.001 per share, of Grande Holdings issued and outstanding immediately prior to the Effective Time will be converted into one (1) share of Series B Preferred Stock of Rio Holdings;

(c)               Each share of Series C Preferred Stock, par value $0.001 per share, of Grande Holdings issued and outstanding immediately prior to the Effective Time will be converted into one (1) share of Series C Preferred Stock of Rio Holdings;

(d)               Each share of Series D Preferred Stock, par value $0.001 per share, of Grande Holdings issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one (1) share of Series D Preferred Stock of Rio Holdings;

(e)               Each share of Series E Preferred Stock, par value $0.001 per share, of Grande Holdings issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one (1) share of Series E Preferred Stock of Rio Holdings;

(f)               Each share of Series F Preferred Stock, par value $0.001 per share, of Grande Holdings issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one (1) share of Series F Preferred Stock of Rio Holdings;

(g)               Each share of Series G Preferred Stock, par value $0.001 per share, of Grande Holdings (the “Series G Preferred Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one (1) share of Series G Preferred Stock of Rio Holdings;

(h)               Each share of Series H Preferred Stock, par value $0.001 per share, of Grande Holdings issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one (1) share of Series H Preferred Stock of Rio Holdings; and

(i)                Each share of Common Stock, par value $0.001 per share, of Grande Holdings (the “Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one (1) share of Common Stock of Rio Holdings.

3.03.           Treatment of Options and Warrants.

(a)               All of the outstanding options and warrants to purchase shares of common stock or preferred stock of Grande Holdings shall, by virtue of the Merger and without any action on the part of the holders thereof, automatically be converted into options or warrants to purchase the same number and type of shares of the Surviving Corporation, for the same exercise price and upon the same terms and conditions, and rights of adjustment as the existing options and warrants of Grande Holdings.

(b)               The Surviving Corporation hereby assumes and agrees to perform all of Grande Holdings’ obligations under (i) the warrants  to purchase Common Stock issued to purchasers of Series G Preferred Stock, and (ii) the warrants to purchase Common Stock issued to initial purchasers of the 14% Senior Secured Notes of Grande Holdings due 2011 and the related Warrant Agreement, dated as of March 23, 2004, by and among Grande Holdings and U.S. Bank National Association, as Warrant Agent, and Equity Registration Rights Agreement, dated as of March 23, 2004, by and among Grande Holdings, Bear Stearns & Co. Inc. and Deutsche Bank Securities, Inc., including in each case the issuance of the same number and type of shares of the Surviving Corporation as the number and type of shares of Grande Holdings issuable under such warrants, upon exercise thereof in accordance with the terms thereof, for the same exercise price and on the same terms and conditions and rights of adjustment as govern such warrants immediately prior to the Merger.

3.04.           Certificates.  After the Effective Time, all of the outstanding certificates which prior to that time represented shares of Common Stock or Preferred Stock of Grande Holdings shall be deemed for all purposes to evidence ownership of and to represent the shares of Rio Holdings into which such shares of Grande Holdings represented by such certificates have been converted as provided in this Agreement and shall be so registered on the books and records of the Surviving Corporation.  The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend or other distributions upon the shares of Rio Holdings evidenced by such outstanding certificates.

ARTICLE IV
ORGANIZATIONAL DOCUMENTS AND REGISTERED AGENT

4.01.           Articles and Bylaws of Surviving Corporation.   The Articles of Incorporation and Bylaws of Rio Holdings, as existing on the Effective Date, shall continue in full force as the Articles of Incorporation and Bylaws of the Surviving Corporation, until amended as provided therein and in accordance with the NRS.

(a)               The Articles of Incorporation of the Surviving Corporation will be identical to the Restated Certificate of Incorporation of Grande Holdings, except that the Articles of Incorporation of the Surviving Corporation will reflect that Rio Holdings is incorporated in the State of Nevada and that the name of the corporation is “Rio Holdings, Inc.”

(b)               The Bylaws of the Surviving Corporation will be identical to the Bylaws of Grande Holdings, except that the Bylaws of the Surviving Corporation will reflect that Rio Holdings is incorporated in the State of Nevada and that the name of the corporation is “Rio Holdings, Inc” and will eliminate any provisions related to the classification of the board of directors.

4.02.           Directors and Officers.  The directors of Grande Holdings on the Effective Date shall become the directors of the Surviving Corporation on and after the Effective Date to serve until the next annual meeting of the Surviving Corporation or until such time as their successors have been elected and qualified or their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws and the NRS.  The officers of Rio Holdings on the Effective Date shall become the officers of the Surviving Corporation on and after the Effective Date to serve until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws and the NRS.

4.03.           Registered Agent.  Pursuant to the Delaware General Corporation Law, on the Effective Date, Grande Holdings hereby names and appoints the Secretary of State of the State of Delaware as registered agent for Grande Holdings for service of process for the limited purposes set forth in Section 252(d) therein.  Any such process shall be mailed by the Secretary of State of Delaware to the Surviving Corporation at the following address:

Rio Holdings, Inc.
c/o Jackson Walker L.L.P.
100 Congress Avenue, Suite 1100
Austin, Texas 78701

4.04.           Copies of the Plan of Merger.  A copy of this Agreement is on file at Rio Holdings, Inc., c/o Jackson Walker L.L.P., 100 Congress Avenue, Suite 1100, Austin, Texas 78701.  A copy of this Agreement will be furnished to any stockholder of Grande Holdings or to any stockholder of the Surviving Corporation, on written request and without cost.

ARTICLE V
MISCELLANEOUS

5.01.           Further Assurances and Assignments.  Grande Holdings agrees that when requested by the Surviving Corporation or by its successors or assigns, Grande Holdings will execute and deliver or cause to be executed and delivered all instruments necessary to consummate the transaction that is the subject of this Agreement.  Grande Holdings also agrees to take or cause to be taken any further actions, assignments, or assurances that are necessary to vest, perfect, and conform title of the Surviving Corporation to all the rights, privileges, powers and franchises referred to in Article I of this Agreement, and otherwise necessary to carry out the intent and purposes of this Agreement.

5.02.           Entire Agreement and Counterparts.  This Agreement and any exhibits attached to and incorporated into this Agreement contain the entire agreement between the parties with respect to the transaction contemplated by this Agreement.  This Agreement may be executed in any number of counterparts; however, all counterparts taken together shall be deemed to constitute one original.  The Constituent Companies may rely on fax signature pages.

5.03.           Perfection of Title.  The parties hereto shall do all other acts and things that may be reasonably necessary or proper, fully or more fully, to evidence, complete or perfect this Agreement, and to carry out the intent of this Agreement.

5.04.           Controlling Law.  The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of Delaware the state in which the principle business activities and the assets of the Surviving Corporation will be located.

5.05.           Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

EXECUTED as of the 2 day of September, 2009.

GRANDE COMMUNICATIONS HOLDINGS, INC., a Delaware corporation		RIO HOLDINGS, INC., a Nevada corporation

By:	/s/ Michael L. Wilfley	By:	/s/ Michael L. Wilfley
	Michael L. Wilfley		Michael L. Wilfley
	Chief Executive Officer		Chief Executive Officer

Signature page to Plan of Merger